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                                                                    Exhibit 10.1

                SALE AGREEMENT BETWEEN THE COMAPNY AND UNION OIL
                    COMPANY OF CALIFORNIA, DATED JUNE 4, 1999

                                                                    June 4, 1999

Tim Harrington
Able Oil Company
344 Route 46 East
Rockaway, NJ 07866


                                                             CONTRACT NO.: 99120


We are pleased to confirm a sale agreement reached June 4, 1999 between UNOCAL, hereafter called "Seller" and Able Oil Co., hereinafter called "Buyer" under the following terms and conditions. In any future correspondence concerning this agreement, please refer to UNOCAL contract number above.

Seller:           Union Oil Company of California d.b.a UNOCAL
                  14141 Southwest Freeway
                  Sugar Land, TX  77477

Buyer:            Able Oil Co.
                  344 Route 46 East
                  Rockaway, NJ  07866

PRODUCT:
No. 2 Heating Oil meeting NYMEX grade summer specifications.

QUALITY:
Approximately 12,000bbls adjusted to 60 degrees F.

LOCATION:
For Able Oil Terminal, Rockaway, NJ

DELIVERY TIMING:
During June 1999 as mutually scheduled.

SALES SCHEDULE: Buyer agrees to purchase product according to the following schedule.

                          MONTH                 BARRELS
                          -----                 -------
                          Nov 99                 1,000
                          Dec 99                 3,000
                          Jan 00                 4,000
                          Feb 00                 4,000
                                                ------
                                                12,000

PRICE:
The purchase price for FOB delivered basis Buyer's terminals listed in the delivery clause herein shall be set when Buyer notifies UNOCAL by phone on a business day during normal NYMEX trading hours (9:50am - 3:10pm est.) to purchase, in minimum 1,000 barrel increments, the delivery month NYMEX Heating oil contract prior to it expiration will be used. This price minus the differential of USD -.0100 per gallon shall be the established price for this contract for all barrels delivered in accordance with the schedule below.
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Buyer has the option to purchase and lift barrels prior to the delivery month listed below, provided that the quantities, as broken down below, are priced based on the corresponding NYMEX delivery month listed below, and that the product is available.

PRICING/SALES SCHEDULE:

         DELIVERY MONTH      NYMEX CONTRACT    FIXED DIFF/$GAL   QUANTITY (BBLS)
                             PRICING MONTH
            Nov 99               Nov 99            -0100             1,000
            Dec 99               Dec 99            -0100             3,000
            Jan 00               Jan 00            -0100             4,000
            Feb 00               Feb 00            -0100             4,000

Buyer has the option to set prices, beyond the current delivery month subject to the maximum exposure hereunder. If, on a mark-to-market basis, Seller's total exposure on the forward-priced barrels plus accounts receivable exceeds the credit limit Buyer shall, within two (2) business days of UNOCAL's written request, either prepay, open an irrevocable letter of credit acceptable to Seller or deposit with UNOCAL such collateral as UNOCAL may request as security for the payment of amounts due or that may become due by Buyer to UNOCAL under this agreement.

Buyer is required to purchase at least the minimum monthly quantities listed above. Therefore any barrels no previously priced and invoiced will be priced on the settlement price on the last trading day at the expiration of the relevant delivery month contract on the NYMEX plus the fixed differential.

ROLLING OPTION:
Unpurchased barrels may be rolled to the following month. A time value of money charge of $.0045 per gallon plus the gain or loss on the NUMEX roll will be added to the differential.

DELIVERY:
F.O.B. delivered into Buyer's stock inventory at Able Oil terminal in Rockaway, NJ per the schedule shown in the price clause herein. Prior to sale product will be stored under the terms of the Throughput/Storage Agreement between Able and UNOCAL.

Upon completion of delivery of UNOCAL's product into Buyer's storage terminal per the terms of the above referenced Throughput/Storage Agreement, the volumes delivered into the terminal will be confirmed in writing by telex or telecopy by Seller to Buyer and this confirmation will serve to identify the quantities sold under the terms of this sales agreement.

INSPECTION:
Loading rack meter ticket at Motiva, Newark, NJ truck rack to Able Oil trucks.

TITLE:
Title to the oil delivered hereunder shall pass to buyer on effective date of the in-tank stock transfer/release.

All product volumes delivered into Buyers terminal and to be purchased by Buyer based on as determined by Rack meter tickets and adjusted to 60 degrees F.

PAYMENT:
As pre-payment terms, payment due prior to release of product.

For volumes being priced in the current delivery month:

Within one (1) working day of the time product is priced, Seller will telefax invoice to Buyer. Payment is due in US dollars prompt upon receipt of invoice.

For volume priced in previous months:
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On the first working day of the delivery month, Seller will invoice prepriced barrels with payment due prompt upon receipt of invoice.

For any miscellaneous charges, other than product invoices, payment shall be paid prompt upon receipt of invoice.

Should Buyer lift any product prior to reaching price agreement with Seller, it will be considered breach of contract and all funds due hereunder shall become immediately due and payable.

Payment without deduction, offset, or counterclaim, is to be made by wire transfer, free of all charges that Seller's account is credited in same day (usable) funds to:

Payment Instructions:               Wire transfer to:
                                    Union Oil Company of California
                                    Northern Trust Company
                                    Chicago, Illinois
                                    ABA Routing No.:  071000152
                                    For credit to Account No.:  54356
                                    Location Code in first text field NGL-0225

Buyer shall identify by number Union Oil invoices being paid in the wire transfer comments.

In the event payment is not received when due it shall bear interest at 1.5% per month for each month or portion of a month thereafter during which such amount remains unpaid.

CREDIT:
Buyer to satisfy UNOCAL's credit requirements as per price clause above. Buyer to have $50,000 credit unless notified by Seller upon UNOCAL's credit department review that Buyer shall either prepay or establish a letter of credit through a first class bank and in a format acceptable to Seller.

FORCE MAJEURE:
Seller shall not be obligated to deliver or Buyer obligated to received product hereunder when, while and to the extent that seller is prevented from obtaining or making deliveries or Buyer is prevented from receiving it in the customary manner, due to events caused by acts of God; fires, strikes, or other labor disturbances; war; declared or undeclared, embargoes; perils of the sea; accident; acts, requests or orders of civil or military authorities; or any cause whatsoever beyond the control of Seller or Buyer, whether or not similar to the causes herein specified.

Where the shipment is by pipeline, Seller shall also have the same rights under force majeure as granted to the pipeline carrier by the relevant tariff, in any. In any event, if the goods are lost in-transit, Seller shall be entitled to allocate the volume remaining among all customers on a prorata basis.

Notwithstanding the foregoing provisions, Buyer shall not be relieved of any obligation to make payments, in US dollars, for the oil/product delivered hereunder or any other payment obligations already incurred.

TAXES:
All taxes, fees, and dues (except for New York State Spill Tax), now or hereafter imposed by federal, state or local governments, in respect to or measured by the products delivered hereunder or the manufacture, storage, delivery, receipt, exchange or inspection thereof, shall be for the account of Buyer. Upon receipt of invoice thereof, Buyer shall reimburse Seller for any such taxes fees or dues legally required to be paid. Each party respectively warrants that he is properly licensed to Buy/Sell this product in the state of tile transfer exempt of tax and, if required, shall furnish a valid federal and state license and/or registration number to the requesting party.

If this transaction results in payment of New York, Connecticut, or New Jersey gross receipt taxes or any other state taxes by supplier, then these taxes shall appear as a separate item on the invoice and will be due and payable to supplier in accordance with the payment terms of this contract.

LIQUIDATION CLAUSE:
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Without limiting any other rights that may be available to the liquidating party, in the event that a party hereto (the defaulting party) shall (A) become bankrupt or insolvent, however evidenced, or (B) file a petition or otherwise commence a proceeding under any bankruptcy, insolvency or similar law, or have any such petition filed or proceeding commenced against it, or (C) have a liquidator, administrator, receiver or trustee appointed with respect to it or any substantial portion of its property or assets, or (D) fail to give adequate security for, or assurances of its ability to perform, its obligations - then in any such event the performing party shall have the right to liquidate any or all forward contracts when outstanding at anytime or from time to time thereafter by declaring any and all such contracts terminated (whereupon they shall automatically be declaring any and all such contracts terminated (whereupon they shall automatically be terminated, except for the payment obligation referred to below), calculating the difference, if any, between the price specified therein and the market price for relevant commodity (as determined by the liquidating party in a commercially reasonable manner at a time or times reasonably determined by the liquidating party), and aggregating or netting such market damages to a single liquidated settlement payment that will be due and payable upon demand thereof. The non-performing party shall indemnify and hold the performing party harmless from all costs and expenses of collection, including reasonable attorneys fees, incurred in the exercise of any remedies hereunder. The parties hereto acknowledge that this contract constitutes a forward contract for purposes of Section 556 of the USA Bankruptcy Code.

ASSIGNMENT:
Neither Seller nor Buyer shall assign the whole or any part of its rights and obligations hereunder directly or indirectly without prior written consent of the other party. Assignor remains responsible for non-performance.

OTHER:
Buyer will give UNOCAL a no cost Throughput Agreement at inventory terminal locations.
UNOCAL will file UCC-1's for product stored at inventory terminals.
UNOCAL will supply barrels at Motiva, Newark, NJ truck rack. Able Oil will enter into an exchange agreement whereby Able gives UNOCAL the FOB load quantity/quality at Able inventory location that UNOCAL supplies at Motiva rack.
At UNOCAL's expense, independent inspectors will be allowed to gauge the inventory at Able Oil terminal.

There are no guarantees or warranties, express or implied, of merchantability, fitness, suitability of the oil/product for any particular purpose, or otherwise, which extend beyond the description of the face hereof. Under no conditions shall any claim be made under this contract for prospective profits of special, indirect, or consequential damages resulting from a breach of warranty herein. The foregoing limitations on damages shall not apply to claims of property damage, death, or personal injury.

Our coordinators is                 Mary Jane Laurion         (281) 287-5045
Our financial contact is:           Bob Hill                  (281) 287-7178



This instrument contains the complete agreement of both parties and cannot be modified unless in writing. Any other amendments received shall be deemed proposals to this contract unless confirmed in writing by seller.


Able Oil Company                          Union Oil Company of California


By:_________________________________      By:___________________________________

Title:______________________________      Title:________________________________

Date:_______________________________      Date:_________________________________